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                              FORBEARANCE AGREEMENT

         This Forbearance Agreement (this "Agreement") is entered into as of ________, 2000, by and among Packaging Resources Group, Inc. ("Group") and the other signatories hereto (collectively, the "Consenting Holders").

                                    RECITALS:

         WHEREAS, the Consenting Holders hold or are advisors to entities which hold certain 13% Senior Notes due June 30, 2003 (the "Group Notes"), issued by Group pursuant to that certain Indenture dated as of June 30, 1993, and amended and restated as of September 24, 1996, by and between Group and Trustee (as further amended, restated, supplemented and otherwise modified from time to time, the "Group Indenture") and certain other ancillary documents related thereto (collectively with the Group Indenture, the "Indenture Documents");

         WHEREAS, Group owns all of the common stock of Packaging Resources Incorporated ("PRI"); and

         WHEREAS, PRI has issued certain 11 5/8% Senior Notes due May 1, 2003 (the "PRI Notes") pursuant to that certain Indenture dated as of May 17, 1996, by and between PRI and Banc One, N.A., as successor trustee to LaSalle National Bank (as amended, restated, supplemented and otherwise modified from time to time, the "PRI Indenture"); and

         WHEREAS, certain defaults have occurred, are continuing and have matured into events of default under the PRI Indenture and other Defaults have occurred, are continuing and are anticipated to mature into Events of Default under the Group Indenture; and

         WHEREAS, the Consenting Holders are willing to forbear from enforcing their rights that arise because of the Existing Defaults or the Anticipated Defaults for a limited period of time, provided that Group complies with the terms of this Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             SECTION 1. DEFINITIONS

         1.1 All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Group Indenture.

         1.2 The following terms used in this Agreement shall have the meanings set forth below:

         "Anticipated Defaults" means any Default or Event of Default that has occurred, or occurs in the future, as a result of Group's failure to pay interest on the Group Notes due and payable on May 31, 2000.


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         "Bank Default" means a Default or Event of Default under the Loan
Documents, as each such terms is defined in the Credit Agreement.

         "Credit Agreement" means that certain Credit Agreement dated as of May 17, 1996, by and among, PRI, LaSalle National Bank, as agent and lender, and the other lender named therein, as amended, restated, supplemented or otherwise modified.

         "Existing Defaults" means the defaults that have occurred as a result of PRI's failure to pay interest on the PRI Notes otherwise due and payable on May 1, 2000, and any resulting events of default.

         "Forbearance Default" means (a) the occurrence of any Default or Event of Default other than the Existing Defaults or the Anticipated Defaults; (b) the occurrence of a Bank Default other than a Bank Default which is the subject of a valid and binding forbearance agreement; (c) the failure of Group to comply with any term, condition or covenant set forth in this Agreement, (d) any representation made by Group under or in connection with this Agreement shall prove to be materially false as of the date when made or (e) the filing of any petition (voluntary or involuntary) under the insolvency or bankruptcy laws of the United States or any state with respect to Group, its affiliates, or any of its or their subsidiaries.

         "Loan Documents" has the meaning assigned to such terms in the Credit Agreement.

         "Termination Date" means the earlier to occur of (a) the sale of all or substantially all of the assets of PRI or Group or a majority of the equity interests in PRI or Group, (b) July 31, 2000 or (c) the date upon which a Forbearance Default occurs.

                         SECTION 2. AGREEMENT TO FORBEAR

         2.1 Provided that no Forbearance Default occurs, the Consenting Holders hereby agree to refrain through the Termination Date from exercising (including by giving all necessary instructions permitted in accordance with the Group Indenture to the Trustee) any of their rights and remedies under the Group Indenture or any of the other Indenture Documents that may exist by virtue of the Existing Defaults or the Anticipated Defaults.

         2.2 Nothing in this Agreement shall be construed as a waiver of or acquiescence of any Existing Default or Anticipated Default, which shall continue in existence subject only to the agreement of the Consenting Holders, as set forth herein, not to enforce their remedies for a limited period of time. Except as expressly provided herein, the execution and delivery of this Agreement shall not: (a) constitute an extension, modification, or waiver of any aspect of the Group Indenture or the other Indenture Documents; (b) extend the terms of the Group Indenture or the due date of any of the principal or interest payments due on the Group Notes; (c) give rise to any obligation on the part of the Consenting Holders to extend, modify or waive any term or condition of the Group Indenture or any of the other Indenture Documents; or (d) give rise to any defenses or counterclaims to the right of the Consenting Holders to compel payment of the principal or interest payments due on the Group Notes or to otherwise enforce their rights and


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remedies under the Group Indenture and the other Indenture Documents. Except as expressly limited herein, the Consenting Holders hereby expressly reserves all of their rights and remedies under the Group Indenture and the other Indenture Documents and under applicable law with respect to such Existing Defaults and Anticipated Defaults. From and after the Termination Date, the Consenting Holders shall be entitled to enforce the Group Indenture and the other Indenture Documents according to the terms of the Group Indenture and the other Indenture Documents.

                    SECTION 3. REPRESENTATIONS AND WARRANTIES

         In consideration of the agreement of the Consenting Holders to the forbearance herein contained, Group hereby represents and warrants to the Consenting Holders as of the date hereof:

         3.1 In connection with the execution of this Agreement, and as of the date of the execution of this Agreement, Group has made full disclosure to Trustee as is required under Sections 6.4, 9.15 and 9.17 of the Group Indenture.

         3.2 The execution, delivery and performance of this Agreement by Group are within its corporate power and have been duly authorized by all necessary corporate action on its part, and this Agreement constitutes a valid and binding Agreement.

         3.3 All Indenture Documents, including, without limitation, the Group Indenture, constitute valid and legally binding obligations of Group and are enforceable against Group and the Collateral in accordance with the terms thereof.

                              SECTION 4. COVENANTS

         In consideration of the agreement of the Consenting Holders to the forbearance herein contained, Group hereby covenants and agrees with the Consenting Holders as follows:

         4.1 Group shall, upon reasonable notice from the Consenting Holders, make its officers and other management personnel available for meetings with the Consenting Holders and their consultants, including, without limitation, any auditors, consultants, appraisers, investment bankers or other professionals designated by the Consenting Holders to discuss the financial condition, the Collateral, and the operations of Group. Group acknowledges and agrees that all fees, costs and expenses incurred by the Consenting Holders in connection with the engagement of such auditors, consultants, appraisers, investment bankers and other professionals shall be payable within five (5) Business Days of the Consenting Holders' demand upon Group, subject to such limitations and other terms and conditions as Group and any such professional agree to.

         4.2 Group agrees that it will use all commercially reasonable efforts to consummate a sale of all or substantially all of the assets of Group or PRI or a majority of the equity interests in Group or PRI as promptly as practicable.


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         4.3 Group will cooperate fully, and cause its officers, accountants and consultants, to cooperate fully, in furnishing information as and when reasonably requested by the Consenting Holders regarding the Collateral and Group's affairs, finances, financial condition and business operations. Group authorizes the Consenting Holders to meet and/or have discussions with any of Group's officers, managers, accountants, investment bankers and employees from time to time to discuss any reasonable matters regarding the Collateral and Group's affairs, finances, financial condition and business operations, and shall direct and authorize all such persons and entities to fully disclose to the Consenting Holders all information reasonably requested by the Consenting Holders regarding the Collateral and Group's affairs, finances, financial conditions and business operations. Group waives and releases any such consultant, investment banker or accountant from the operation and provisions of any confidentiality agreement with Group to which such entity is a party so that such entity is not prohibited from providing information to the Consenting Holders. Group shall promptly, when and as requested by the Consenting Holders, provide the Consenting Holders with access to Group's original books and records and permit the Consenting Holders to make copies thereof.

         4.4 Group shall throughout the term of this Agreement continue to make a full and complete disclosure of all material aspects of its financial condition and business operations.

         4.5 Group shall continue to perform and observe all terms and conditions contained in the Indenture Documents that are not specifically mentioned in this Agreement.

                            SECTION 5. MISCELLANEOUS

         5.1 HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

         5.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

         5.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

         5.4 CONTINUED EFFECTIVENESS. Except as expressly set forth in this Agreement, the terms of the Group Indenture and each of the other Indenture Documents remain unchanged, and all such Indenture Documents shall remain in full force and effect and are hereby confirmed and ratified.

         5.5 NO NOVATION. This Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the Group Indenture or of any of the other


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Indenture Documents or, except as expressly provided herein, a waiver by any
Consenting Holder of any of their rights and remedies under the Group Indenture or any of the other Indenture Documents, at law or in equity.

         5.6 REAFFIRMATION. Group hereby reaffirms each and every covenant, condition, obligation and provision set forth in the Indenture Documents, as modified hereby.

         5.7 CONSTRUCTION. Group acknowledge that it has been represented by its own legal counsel in connection with the Indenture Documents and this Agreement, that it has exercised independent judgment with respect to the Indenture Documents and this Agreement, and that it has not relied on the Consenting Holders or on the Consenting Holders' counsel for any advice with respect to the Indenture Documents or this Agreement.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above, by the respective duly authorized officers.


                                    Packaging Resources Group, Inc.


                                    By:
                                        Name:
                                        Title:



                                    [Consenting Holder],
                                    as a Consenting Holder


                                    By:
                                        Name:
                                        Title:



                                    [Consenting Holder],
                                    as a Consenting Holder


                                    By:
                                        Name:
                                        Title:



                                    [Consenting Holder],
                                    as a Consenting Holder


                                    By:
                                        Name:
                                        Title: